Exhibit 99.1

MAP Pharmaceuticals Announces Expiration of Hart-Scott-Rodino Waiting Period for Unit

Dose Budesonide Collaboration with AstraZeneca

MOUNTAIN VIEW, February 3, 2009 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that the waiting period under the Hart-Scott-Rodino Act for its Unit Dose Budesonide (UDB) worldwide agreement with AstraZeneca has expired, and the agreement is now effective. Under this agreement, MAP Pharmaceuticals and AstraZeneca will jointly develop and commercialize UDB, MAP Pharmaceuticals’ proprietary nebulized formulation of budesonide for the potential treatment of asthma in children. Expiration of the waiting period triggers an up-front payment to MAP Pharmaceuticals of $40 million.

MAP Pharmaceuticals and AstraZeneca will develop UDB in the United States, and AstraZeneca has rights to develop and commercialize UDB outside of the United States. Under the agreement, AstraZeneca will be responsible for future UDB development costs and AstraZeneca will reimburse MAP Pharmaceuticals for the costs of future UDB development activities with respect to United States registration incurred by MAP Pharmaceuticals.

Under the terms of the agreement, AstraZeneca will pay MAP Pharmaceuticals an additional $35 million upon the successful achievement of primary endpoint and safety results in the currently ongoing Phase 3 clinical trial of UDB. In addition, upon the occurrence of certain events and conditions, MAP Pharmaceuticals is eligible to receive up to $240 million in other potential development and regulatory milestones. The agreement also provides for additional progressively demanding sales performance-related milestone payments of up to $585 million in the event the product is a considerable commercial success.

AstraZeneca also will support and fund the establishment of a MAP Pharmaceuticals sales force to co-promote UDB in the United States for a certain period of time after product launch. MAP Pharmaceuticals is also eligible to receive significant double-digit royalty payments on net sales of UDB worldwide.

About Unit Dose Budesonide

UDB is being studied as a novel version of nebulized budesonide. Budesonide has been used clinically for more than 20 years. UDB is designed to be nebulized more quickly at a lower nominal dose than the commercially available product. The safety data generated to date has shown UDB to be well tolerated with no significant adverse events. MAP Pharmaceuticals has completed enrollment and randomized approximately 360 patients in a Phase 3 clinical trial to evaluate UDB for the potential treatment of asthma in children. MAP Pharmaceuticals expects to report data from this study during the first half of 2009.

About MAP Pharmaceuticals

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for children and adults suffering from chronic conditions that are not adequately treated by currently available medicines. The company has two product candidates in Phase 3 clinical trials. Unit Dose Budesonide is being developed in collaboration with AstraZeneca for the potential treatment of asthma in children, and MAP0004 is being developed for the potential treatment of migraine. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk, by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

About AstraZeneca

AstraZeneca is a major international healthcare business engaged in research, development, manufacturing and marketing of prescription pharmaceuticals and supplier for healthcare services. AstraZeneca is one of the world’s leading pharmaceutical companies with healthcare sales of US $29.55 billion and is a leader in gastrointestinal, cardiovascular, neuroscience, respiratory, oncology and infection product sales. AstraZeneca is listed in the Dow Jones Sustainability Index (Global) as well as the FTSE4Good Index. For more information visit www.astrazeneca.com

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the collaboration between MAP Pharmaceuticals and AstraZeneca. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the following: regulatory review and approval of UDB; the conduct and timing of clinical trials; the availability, pricing and marketing of competitive products, including generic products; any inability to realize all of the anticipated benefits of the development and commercialization arrangement fully or on the anticipated timeline; a downturn in the pharmaceutical industry; unexpected variations in market growth and demand for pediatric asthma products; or the effect of political or economic instability internationally on the sales or production of UDB. The reader is cautioned not to unduly rely on the forward- looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2008, and available at http://edgar.sec.gov.

MAP Pharmaceuticals contact:

Nicole Foderaro

Media Contact

(415) 946-1058

nfoderaro@wcpglobal.com